[Chinook Capital Management Letterhead]

Class I Letter Agreement

_______________, 2006

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Sirs:

You have engaged us to act as the sole investment advisor to the Chinook Emerging Growth Fund (the “Fund”) pursuant to a Management Agreement approved by the Board of Trustees.

Effective as of the day the Class I shares are first offered to the public, we hereby agree to waive our fees and/or reimburse the Fund’s operating expenses with respect to the Class I shares, but only to the extent necessary to maintain the Fund’s Net Expenses, excluding brokerage fees and commissions borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses at 1.60% of the average daily net assets of the Class I shares, through November 30, 2007. Each fee waiver and expense reimbursement are subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular expense was incurred, provided that the Fund is able to make the repayment without exceeding the 1.60% expense limitation with respect to the Class I shares.

Very truly yours,

Chinook Capital Management, LLC

By:____________________________________
Gregory Houser, Managing Member

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By:____________________________________
Anthony J. Ghoston, President